Exhibit 5.1.1

October 18, 2004

Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815

Gentlemen:

             We are acting as counsel to CapitalSource Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 9,259,259 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), all of which Shares are to be sold by the selling shareholders listed in the Registration Statement (the “Selling Shareholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

             For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on August 19, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Omnibus Plan of Reorganization by and among the Company, its predecessor, CapitalSource Holdings LLC (“Holdings”), and the other parties thereto, and all other documents attached thereto as exhibits, providing for, among other things, the reorganization of Holdings as a “C” corporation (collectively, the “Reorganization Documents”).

5.	Resolutions of the Board of Directors of the Company adopted at meetings held on June 11, 2003 and July 18, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect,

Board of Directors
CapitalSource Inc.
October 18, 2004

relating to, among other things, the execution and delivery of the Reorganization Documents, the issuance of the Shares to the Selling Shareholders and consummation of the other transactions contemplated thereby and arrangements in connection therewith.

             In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

             This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

             Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming receipt by the Company of the consideration for the Shares specified in the Reorganization Documents and the resolutions of the Board of Directors referred to above, the Shares are validly issued, fully paid, and nonassessable.

             This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective time of the Registration Statement.

             We hereby consent to the filing of this opinion letter as Exhibit 5.1.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P